EXHIBIT 99.1

Section 2: EX – 99.1 (PRESS RELEASE)

Filed by Orrstown Financial Services, Inc. Commission File No.: 033-18888

FOR IMMEDIATE RELEASE	CONTACT: Robert J. Gentry Director of Marketing 717.530.3545 Phone 717.532.4099 Fax

Orrstown Financial Services, Inc. Reports Second Quarter

Earnings and Increases Cash Dividend

Shippensburg, PA (July 26, 2007) – Orrstown Financial Services, Inc. (OTC Bulletin Board: ORRF) has announced second quarter 2007 earnings of $3,220,000, or $.50 per share versus $3,146,000, or $.51 per share for the second quarter of 2006. This represents a 2.4% increase in second quarter earnings compared to the prior year. Net income for the six months ended June 30, 2007 was $6,083,000, or a 7.8% increase over the $5,644,000 earned during the first half of 2006. Primary earnings per share remained level at $0.95 for the first six months of 2006 and 2007.

Return on average assets, return on average equity and return on average tangible equity were 1.57%, 14.16% and 18.75%, respectively, for the second quarter of 2007 versus 1.79%, 16.54% and 20.76%, respectively, for the second quarter of 2006. For the first six months of 2007, return on average assets, return on average equity and return on average tangible equity were 1.51%, 13.56% and 18.04%, respectively, versus 1.74%, 16.97% and 19.57% during 2006. The Board of Directors approved an increase in the third quarter cash dividend to $.21 per share payable to shareholders of record on August 10, 2007. This represents an increase of 10.5% over the dividend of $.19 declared during the third quarter of 2006. Through three quarters, 2007 dividends of $.61 per share are 10.5% ahead of 2006 dividends of $.552. The dividend will be paid on August 24, 2007. All per share amounts have been restated to reflect the 5% stock dividend of May 2007.

Kenneth R. Shoemaker, President and Chief Executive Officer of the company stated, “We are pleased that Orrstown has been able to continue its record of excellent financial results during a time when many banking companies are experiencing earnings pressure. Our overall success demonstrates the popularity of providing excellent service which will enable us to grow and take full advantage of the opportunities in our four county marketplace.”

With over $828 million in assets, Orrstown Financial Services, Inc. and its subsidiary, Orrstown Bank, provide a full range of consumer and business financial services through twenty banking offices and five remote service facilities located in Cumberland, Franklin and Perry Counties of Pennsylvania and Washington County, Maryland. Orrstown Financial Services, Inc.’s stock is quoted on the NASD Over-the-Counter Bulletin Board under the symbol ORRF.

A summary of financial highlights follows:

For Quarter Ended:	June 30, 2007	June 30, 2006	% Change
Net Income	$3,220,000	$3,146,000	+ 2.4%
Primary Earnings Per Share	$.50	$.51	- 2.0%
Diluted Earnings Per Share	$.48	$.49	- 2.0%
Dividends Per Share	$.20	$.19	+ 5.3%
Return on Assets	1.57%	1.79%
Return on Equity	14.16%	16.54%
Return on Tangible Assets	1.63%	1.84%
Return on Tangible Equity	18.75%	20.76%

For Six Months Ended:	June 30, 2007	June 30, 2006	% Change
Net Income	$6,083,000	$5,644,000	+ 7.8%
Primary Earnings Per Share	$.95	$.95	+ 0.0%
Diluted Earnings Per Share	$.90	$.91	- 1.1%
Dividends Per Share	$.40	$.362	+ 10.5%
Return on Assets	1.51%	1.74%
Return on Equity	13.56%	16.97%
Return on Tangible Assets	1.57%	1.78%
Return on Tangible Equity	18.04%	19.57%

Balance Sheet Highlights:	June 30, 2007	June 30, 2006	% Change
Assets	$828,314,000	$767,939,000	+ 7.9%
Loans, Gross	$653,193,000	$575,816,000	+ 13.4%
Deposits	$653,761,000	$618,702,000	+ 5.7%
Equity	$91,890,000	$85,046,000	+ 8.0%
Tangible Equity	$70,397,000	$63,354,000	+ 11.1%

Certain statements in this release may constitute “forward looking statements” under the Private Securities Litigation Reform Act of 1995, which involve risk and uncertainties. Orrstown Financial’s actual results may differ significantly from the results discussed in such forward-looking statements. Factors that might cause such a difference include, but are not limited to, economic conditions, competition in the geographic and business areas in which Orrstown Financial conducts its operations, fluctuations in interest rates, credit quality, and government regulation.

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